Exhibit 99.1
Investor contact:
David Reichman
Sharon Merrill Associates
617-542-5300
AIRV@InvestorRelations.com
Airvana Reports Second-Quarter Financial Results
Second-Quarter Financial Results and Guidance for Third Quarter and Fiscal 2007
to be Discussed on Conference Call Today at 8:30 a.m. ET
CHELMSFORD, Mass., August 3, 2007 — Airvana, Inc. (NASDAQ: AIRV), a leading provider of network infrastructure products used by wireless operators to provide mobile broadband services, today reported financial results for the second quarter ended July 1, 2007.
Second-Quarter and First-Half 2007 GAAP and non-GAAP Financial Highlights
•	Revenue: Total revenue for the second quarter of 2007 was $156.3 million and compares with total revenue of $167.3 million in the second quarter of 2006. Total revenue for the first half of 2007 was $156.5 million and compares with total revenue of $167.5 million for the first half of 2006. The commercial release of the EV-DO Rev A software product triggered the significant revenue recognition in the second quarter of 2007, while delivery of the EV-DO Rev 0 product triggered the significant revenue recognition in the second quarter of 2006.

•	Net Income: Net income for the second quarter of 2007 was $86.1 million and compares with net income of $120.5 million for the second quarter of 2006. Net income for the first half of 2007 was $67.3 million and compares with net income of $108.0 million for the first half of 2006. The second quarter of 2007 includes tax expense of $10.4 million, while the second quarter of 2006 included an $8.3 million tax benefit. In addition, operating expenses increased in 2007 as a result of greater investments in new products and funding related to the Company’s international expansion programs.

•	Net Cash Provided by Operating Activities: Net cash provided by operating activities for the second quarter of 2007 was $2.7 million and compares to $8.0 million in the second quarter of 2006. Net cash provided by operating activities for the first half of 2007 was $63.9 million and compares with $2.4 million for the first half of 2006.

•	Product and Service Billings: On a non-GAAP basis, the Company’s product and service billings for the second quarter of 2007 increased to $36.5 million from $19.1 million for the second quarter of 2006. For the first half of 2007, product and services billings increased to $78.0 million from $37.9 million for the first half of 2006.
A description of Airvana’s revenue-recognition policy, which results in significant variability in reported revenue from quarter to quarter, and its non-GAAP financial measures is included at the end of this press release.
Comments on the Second Quarter
“This was a milestone quarter for Airvana,” said Randy Battat, president and chief executive officer. “Billings were strong as CDMA operators around the world continued to deploy EV-DO networks. We delivered our most significant release for EV-DO Rev A in April. This new software is being deployed by major wireless operators to provide significantly higher performance broadband services to their customers. We added a new revenue stream to our business as software upgrade licenses also contributed to billings for the first time this quarter. In addition, we completed our acquisition of 3Way Networks, bringing a great team and great technology to Airvana. 3Way’s products and technology will help us accelerate development of UMTS personal base station products.”
Recent Operational Highlights
•	Initial Public Offering: On July 19, 2007, Airvana announced the pricing of the initial public offering of 8,300,000 shares of its common stock at $7.00 per share. Airvana shares are quoted on the Nasdaq Global Market under the symbol “AIRV.” The Company received net proceeds of approximately $51 million.

•	Major Software Upgrade Release: In April 2007, Airvana delivered to its primary OEM customer a major software upgrade based on the second generation EV-DO standard known as Rev A. Based upon the delivery of this specified software upgrade the Company recognized revenue of $156 million in the second quarter of 2007. The next major software upgrade for this customer is expected to be delivered in the fourth quarter of 2007, and based upon the planned delivery of this specified software upgrade the Company expects to recognize approximately $140 million to $146 million in revenue in the fourth quarter of 2007.

•	Acquisition of 3Way Networks: Executing on its fixed-mobile convergence (FMC) strategy, Airvana announced on May 2, 2007 it had acquired 3Way Networks Limited, a UK-based provider of femto cell personal base stations and technology for UMTS markets. With 3Way Networks’ products and technology and Airvana’s Universal Access Gateway (UAG) currently under development, Airvana’s FMC products are expected to support deployment in UMTS, CDMA and WiMAX networks and provide access for Wi-Fi and in-building access points. Airvana’s FMC products are designed to enhance the coverage, quality and convenience of wireless service for the growing number of consumers who use their mobile phone as their only phone.

•	Director Appointments: Robert Badavas, president and chief executive officer of TAC Worldwide, and Anthony Thornley, former president and chief operating officer of QUALCOMM Corporation, joined the Company’s board of directors and will serve as members of the audit committee. Mr. Badavas is chairman of the Company’s audit committee.
Business and Financial Outlook
“Airvana’s opportunity lies in the advancement of mobile broadband driven by two key trends,” said Battat. “The first is the growth in mobile broadband users. The second is growth in usage as users access more Internet services, music, videos, games, and other multimedia services from their phone, PDA, or laptop computer. Our core EV-DO infrastructure business capitalizes on these trends with shipments driven by broadband coverage rollouts, capacity growth, and new features and services for operators and users. The new products we are developing will solve problems associated with delivering these services indoors — when the user is in their home or office. In the short term, our business will be driven by EV-DO coverage rollouts and new software features for the installed base. In the long term, our business will be driven by EV-DO capacity expansion and our in-building fixed-mobile convergence products. We are therefore making substantial R&D investments in both our existing and new products to capitalize on these significant opportunities.”

Airvana is issuing GAAP and non-GAAP financial guidance for its third quarter and full-year fiscal 2007. This guidance is only current as of today, August 3, 2007, and the Company undertakes no obligation to update its estimates.
Third-Quarter 2007 Outlook:
•	Total revenue in the range of $300,000 to $500,000

•	Product and service billings (non-GAAP) in the range of $25 million to $30 million
Fiscal-Year 2007 Outlook:
•	Total revenue in the range of $300 million to $304 million

•	Product and service billings (non-GAAP) in the range of $135 million to $140 million
Conference Call Details
In conjunction with this announcement, Airvana will host a conference call today at 8:30 a.m. (ET) to discuss the Company’s financial results, highlights of the quarter, business strategy and financial outlook. The conference call will be webcast live on the Internet, and can be accessed on the Investor Relations section of the Company’s website (www.airvana.com). The live conference call can also be accessed by dialing (719) 457-2650 or (800) 946-0742. A replay of the webcast will be available on the Investor Relations section of the Company’s website for approximately four weeks.
Revenue Recognition Policy
Airvana recognizes revenue in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) No. 97-2, Software Revenue Recognition. The Company collaborates with its OEM customers to develop specific features for products that they sell to their wireless operator customers. The Company and its OEM customers typically agree on software specifications and plans for specified upgrades several years in advance of delivery, and these upgrades are unique to each OEM customer.
The Company’s typical sales arrangements involve multiple elements, including: perpetual licenses for software products and specified software upgrades; the sale of hardware, maintenance and support services; and the sale of professional services, including training. To recognize revenue from current product shipments, Airvana must establish vendor specific objective evidence, or VSOE, of fair value for all undelivered elements, including specified upgrades. The best objective evidence of fair value would be to sell these specified software upgrades separately to multiple customers at the same price. However, the specific features and functionality delivered in the Company’s software upgrades are uniquely designed for each OEM, and therefore the Company is unable to establish VSOE of fair value for such upgrade.
Therefore, Airvana recognizes revenue from the sale of products and services under these OEM arrangements only after the Company delivers the upgrades that were committed at the time of sale. Airvana records as deferred revenue the product and service billings at the time of shipment. This revenue is recognized later upon delivery of these specified upgrades. As a result, the Company believes that its revenue, taken in isolation, provides limited insight into the performance of its business. Therefore, the Company also presents certain non-GAAP financial measures including: product and service billings, which reflects sales activity in a period; and costs related to product and service billings, which reflects the cost associated with product and service billings.

Non-GAAP Financial Measures
Management uses the following non-GAAP measures (detailed in Exhibit 1) as a supplement to GAAP revenue and cash flow from operations in evaluating the Company’s performance:
•	Product and Service Billings reflects the amount invoiced for products and services in a period and equals GAAP revenue plus the change in deferred revenue in the period;

•	Costs Related to Product and Service Billings reflects the cost directly attributable to product and service billings in a period and equals GAAP cost of revenue plus the change in deferred product cost in the period.
Management believes investors may find these measures useful for understanding the Company’s operations, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP. Exhibit 1 reconciles all non-GAAP metrics to the corresponding income statement items as determined in accordance with GAAP for the six quarters ending with the second quarter of 2007.
About Airvana, Inc.
Airvana is a leading provider of network infrastructure products used by wireless operators to provide mobile broadband services. Airvana’s software and hardware products enable wireless networks to deliver broadband-quality multimedia services to mobile phones, laptop computers and other mobile devices. These services include Internet access, e-mail, music downloads, video, IP-TV, gaming, push-to-talk and voice-over-IP. Airvana’s solutions enable new services and deliver carrier-grade mobility, scalability and reliability with relatively low operating and capital costs.
Worldwide, Airvana’s mobile broadband systems are deployed on six continents in 16 major networks by industry-leading service providers who demand high standards of carrier-class performance. Airvana has OEM agreements with Alcatel-Lucent, Nortel Networks and QUALCOMM.
Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Airvana, including without limitation statements about expectations related to the Company’s future performance and the timing for product releases constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements typically contain the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including without limitation the highly competitive and rapidly evolving market in which Airvana competes, Airvana’s limited operating history, the fluctuation of its past operating results and its reliance on sales through Nortel Networks for a significant portion of its revenues and product and service billings and other factors discussed in Airvana’s prospectus filed with the Securities and Exchange Commission on July 20, 2007 pursuant to Rule 424. In addition, the forward-looking statements included in this press release represent Airvana’s views as of the date of this press release. Airvana anticipates that subsequent events and developments will cause its views to change. However, while Airvana may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Airvana’s views as of any date subsequent to the date of this press release.

Airvana, Inc.
Consolidated Statements of Operations
Comparative Financial Results
(unaudited; amounts in thousands except per share data)

	Three Months Ended		Six Months Ended
	July 2, 2006	July 1, 2007	July 2, 2006	July 1, 2007

Revenue:
Product	145,835	141,641	145,835	141,641
Service	21,464	14,615	21,626	14,884

Total revenue	167,299	156,256	167,461	156,525

Cost of revenue:
Product	39,016	33,918	39,196	33,931
Service	1,414	1,852	2,809	3,522

Total cost of revenue	40,430	35,770	42,005	37,453
Gross profit	126,869	120,486	125,456	119,072
Gross margin	76%	77%	75%	76%
Operating expenses:
Research and development	13,464	18,598	25,861	34,581
Selling and marketing	1,744	3,182	2,946	5,762
General and administrative	1,104	1,721	2,096	3,237
In-process research and development	—	2,340	—	2,340

Total operating expenses	16,312	25,841	30,903	45,920

Operating income	110,557	94,645	94,553	73,152
Interest income, net	1,662	1,879	3,065	4,587
Income before income tax expense (benefit) and cumulative effect of change in accounting principle	112,219	96,524	97,618	77,739
Income tax (benefit) expense	(8,280)	10,422	(10,742)	10,422

Income before cumulative effect of change in accounting principle	120,499	86,102	108,360	67,317
Cumulative effect of change in accounting principle	—	—	(330)	—

Net income	120,499	86,102	108,030	67,317

Net income per common share applicable to common stockholders:
Basic	$2.20	$1.56	$1.92	$1.14
Diluted	$2.01	$1.37	$1.75	$1.04
Weighted average common shares outstanding:
Basic	13,505	14,017	13,468	13,938
Diluted	18,894	21,526	18,926	20,793

Airvana, Inc.
Consolidated Balance Sheets
(unaudited; amounts in thousands except per share data)

	At	At
	December 31,	July 1,
	2006	2007

Assets
Current assets:
Cash and cash equivalents	86,815	23,217
Investments	73,308	116,111
Accounts receivable	46,072	16,768
Deferred product cost, current	34,214	701
Prepaid taxes	14,627	12,176
Prepaid expenses and other current assets	2,327	2,251

Total current assets	257,363	171,224

Property and equipment	14,925	17,994

Less: accumulated depreciation and amortization	9,122	10,984

	5,803	7,010

Deferred tax assets	—	459
Restricted investments	193	193
Goodwill and intangible assets, net	—	12,700
Other assets	848	2,644

Total assets	264,207	194,230

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	2,988	2,609
Accrued expenses and other current liabilities	7,841	7,498
Accrued income taxes	—	8,437
Dividend payable	—	48
Current portion of long-term debt	—	346
Deferred revenue, current	243,281	164,989

Total current liabilities	254,110	183,927

Deferred revenue, long-term	137	99
Other liabilities	2,218	1,958
Deferred tax liability	—	1,419
Long-term debt	—	305
Warrants to purchase preferred stock	490	70

Total long-term liabilities	2,845	3,851

Redeemable convertible preferred stock (at liquidation value):	130,042	133,780
Stockholders’ deficit:
Common stock	14	14
Additional paid-in capital	3,251	3,619
Accumulated deficit	(126,055)	(130,961)

Total stockholder’s deficit	(122,790)	(127,328)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	264,207	194,230

Airvana, Inc.
Consolidated Statements of Cash Flows
(unaudited; amounts in thousands except per share data)

	Three Months Ended		Six Months Ended
	July 2, 2006	July 1, 2007	July 2, 2006	July 1, 2007

Operating activities
Net income	120,499	86,102	108,030	67,317
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	546	782	1,096	1,504
Amortization of intangible assets	—	178	—	178
In-process research and development	—	2,340	—	2,340
Stock-based compensation	65	739	199	1,253
Deferred tax benefit	—	5	—	5
Cumulative effect of change in accounting principle	—	—	330	—
Amortization of investments	132	(1,338)	438	(2,587)
Loss on disposal of property and equipment	—	—	—	—
Amortization of leasehold incentive	(142)	(130)	(281)	(260)
Non-cash interest income	(94)	(15)	(85)	(103)
Changes in operating assets and liabilities:
Accounts receivable	6,732	(13,506)	7,590	29,304
Deferred cost	37,730	33,672	33,444	33,513
Prepaid taxes	(40)	2,451	(11,439)	2,451
Prepaid expenses and other current assets	441	287	305	271
Accounts payable	(2,420)	(156)	(3,217)	(685)
Accrued expenses and other current liabilities	(7,276)	2,528	(4,495)	(556)
Accrued income taxes	—	8,437	—	8,437
Other long-term liabilities	—	—	—	—
Deferred revenue	(148,183)	(119,706)	(129,522)	(78,500)

Net cash provided by operating activities	7,990	2,670	2,393	63,882

Investing activities
Purchases of property and equipment	(422)	(610)	(1,439)	(2,196)
Restricted investments	—	—	100	—
Purchase of 3Way Networks, net of cash acquired	—	(10,907)	—	(10,907)
Purchases of investments	(28,007)	(56,262)	(50,221)	(163,810)
Maturities of investments	45,118	66,951	66,930	123,594
Other assets	4	(91)	2	(87)

Net cash provided (used in) by investing activities	16,693	(919)	15,372	(53,406)
Financing activities
Payments on equipment line of credit	—	—	—	—
Payments on long-term debt	—	(53)	—	(53)
Cost associated with proposed initial public offering	—	(841)	—	(1,709)
Proceeds from leasehold incentive	175	—	789	—
Proceeds from sale of Series D redeemable convertible preferred stock	—	—	1,000	—
Proceeds from sale of restricted common stock	—	—	—	—
Payments of cash dividend	—	(72,707)	—	(72,707)
Purchase of treasury stock	—	—	—	(96)
Proceeds from exercise of stock options	119	266	168	502

Net cash provided by (used in) financing activities	294	(73,335)	1,957	(74,063)

Effect of exchange rate changes on cash and cash equivalents	17	(7)	16	(11)

Net increase (decrease) in cash and cash equivalents	24,994	(71,591)	19,738	(63,598)

Cash and cash equivalents at beginning of period	14,617	94,808	19,873	86,815

Cash and cash equivalents at end of period	39,611	23,217	39,611	23,217

Exhibit 1
Airvana, Inc.
Select Quarterly Financial Data — GAAP & non-GAAP Metrics
(unaudited; amounts in thousands)

	Three Months Ended
	April 2,	July 2,	October 1,	December 31,	April 1,	July 1,
	2006	2006	2006	2006	2007	2007

GAAP Financial Metrics
Total revenue	162	167,299	1,513	1,296	269	156,256
Cost of revenue	1,575	40,430	1,560	1,730	1,683	35,770

Gross profit (loss)	(1,413)	126,869	(47)	(434)	(1,414)	120,486
Operating expenses	14,591	16,312	16,316	20,651	20,079	25,841

Operating profit (loss)	(16,004)	110,557	(16,363)	(21,085)	(21,493)	94,645
Cash flow from operations	(5,597)	7,990	1,600	21,145	61,212	2,670
Cash, cash equivalents and investments	130,310	138,061	139,570	160,123	220,270	139,328
Accounts receivable	6,732	—	13,371	46,072	3,262	16,768
Days sales outstanding (a)	32	—	40	57	7	41
Deferred revenue — end of period	291,785	143,602	171,862	243,418	284,624	165,088
Deferred product cost — end of period	71,252	33,522	33,893	34,214	34,373	701
Reconciliation of GAAP and non-GAAP Metrics
Revenue (GAAP)	162	167,299	1,513	1,296	269	156,256
Less: Deferred revenue from acquisition	—	—	—	—	—	(171)
Deferred revenue at end of period	291,785	143,602	171,862	243,418	284,624	165,088
Less: Deferred revenue at beginning of period	(273,124)	(291,785)	(143,602)	(171,862)	(243,418)	(284,624)

Product and service billings (non-GAAP)	18,823	19,116	29,773	72,852	41,475	36,549
Cost of revenue (GAAP)	1,575	40,430	1,560	1,730	1,683	35,770
Deferred product cost at end of period	71,252	33,522	33,893	34,214	34,373	701
Less: Deferred product cost at beginning of period	(66,966)	(71,252)	(33,522)	(33,893)	(34,214)	(34,373)

Cost related to product and service billings (non-GAAP)	5,861	2,700	1,931	2,051	1,842	2,098
Gross margin on product and service billings (b)	69%	86%	94%	97%	96%	94%
Total operating expenses (GAAP)	14,591	16,312	16,316	20,651	20,079	25,841
% Operating expenses to product and service billings	78%	85%	55%	28%	48%	71%
Stock-based compensation included in operating expense	134	65	194	407	514	739
Acquisition costs included in operating expense	—	—	—	—	—	2,340

(a)	Days sales outstanding (DSO) equals the accounts receivable divided by product and service billings (non-GAAP) multiplied by 90 (days in the period).

(b)	Gross margin on product and service billings (“billings”) equals the excess of billings over cost related to billings divided by billings.